Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130993

PROSPECTUS SUPPLEMENT NO. 4
(To Prospectus Dated January 12, 2006 and Prospectus Supplements Dated June 7, 2007, June 21, 2007 and June 29, 2007)

10,417,253 Shares
Common Stock

This prospectus supplement supplements the prospectus dated January 12, 2006 and the prospectus supplements dated June 7, 2007, June 21, 2007 and June 29, 2007 relating to the offer and sell from time to time of up to 10,417,253 shares of common stock of The Macerich Company by the selling stockholders named therein.  This number of shares includes 191,263 shares held by selling stockholders that were acquired upon redemption of Units of The Macerich Partnership, L.P. and 10,225,990 shares constituting the maximum number of shares of our common stock that could be issued upon conversion of $950,000,000 aggregate principal amount of our 3.25 % Convertible Senior Notes due 2012 (the “Notes”), subject to certain adjustments.

The information appearing under the heading “Selling Stockholders” in the prospectus supplement dated June 7, 2007 and in the prospectus supplements dated June 21, 2007 and June 29, 2007 is hereby supplemented and, as appropriate, amended by the following information.  The number of shares of our common stock indicated for the listed selling stockholders may be in excess of the 10,417,253 shares to which this prospectus relates due to sales or transfers by selling stockholders of the Notes in transactions exempt from the registration requirements under the Securities Act of 1933 after the date on which the selling stockholders provided us with information regarding their holdings of Notes.

Selling Stockholder	Shares Prior to the Offering	Shares Available for Sale Under this Prospectus Supplement	Shares After Completion of the Offering(1)

ADI Alternative Investments c/o Axis Pan	0	0	0
ADI Alternative Investments c/o Kallista Master Fund Limited	107,642	107,642	0
Citigroup Global Markets Inc.(2)	75,887	75,887	0
UBS Securities LLC (2)	167,520	165,553	1,967

(1)                                 Assumes all shares available for sale under this prospectus supplement are sold.

(2)                                 The selling stockholder has identified itself as a registered broker-dealer and, accordingly, may be considered an underwriter under this prospectus supplement.

Investing in the common stock involves risks.  See “Risk Factors” beginning on page S-2 of the prospectus supplement dated June 7, 2007.

We will not receive any proceeds from the sale by the selling stockholders of the common stock.  We will pay all expenses of the registration of the common stock and certain other expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2007.